Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Investment Corporation of our report dated May 15, 2018 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting and our report dated May 15, 2018 relating to the senior securities table of Gladstone Investment Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean Virginia
June 5, 2018